EXHIBIT B-4

        HARRISON POWER STATION CONSTRUCTION AND OPERATING

AGREEMENT, dated as of March 3, 1971, among MONONGAHELA POWER

COMPANY, an Ohio corporation ("Monongahela"), THE' POTOMAC EDISON

COMPANY, a Maryland corporation ("Potomac"), and WEST PENN POWER

COMPANY, a Pennsylvania corporation ("West Penn"),

                      W I T N E S S E T H:
1. Station.

     Monongahela, Potomac, and West Penn (the "Companies") hereby provide for the construction and operation of a steam electric generating station in Harrison and Lewis Counties, West Virginia,

with 3 generating units, each with a name plate capacity of

approximately 600,000 kw, and a water impoundment (hereinafter called the "Station") to be owned by the Companies as tenants in common with undivided ownership interests as follows:

Monongahela 25%, Potomac 25%, and West Penn 50% (each such

interest being hereinafter referred to as its owner's "Ownership

Share), all as contemplated in the deed dated March 31, 1971 (the

"Deed") from Monongahela to West Penn and Potomac. The provisions of this Agreement are intended, as contemplated in the Deed, to establish among the Companies more detailed provisions and

procedures for carrying out the provisions of the Deed.

2. Construction.

     Construction of the Station shall be carried out by the

Companies pursuant to their agreements with Allegheny Power

Service Corporation under the general supervision and direction of that Corporation's Director, Power Engineering and

Construction (the "Director").

     The Companies will use their best efforts to effect

completion of construction and commencement of full-scale

operation of (a) the first generating unit at the Station on or before December 1, 1972, (b) the second generating unit there on or before October 1, 1973, and (c) the third generating unit there on or before May 1, 1975.

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        The Companies shall, with reasonable expedition, enter

into contracts (which may be purchase order contracts) providing for (a) the purchase of materials, equipment and services for,

and the construction of, the Station and (b) insurance to insure all work under construction against risks usually insured against for such work. Each such contract shall provide, among other things, that the performance of the contract shall be for the account of , and the charges therefor shall be billed to and paid by, the Companies in proportion to their respective Ownership

Shares.

        Books of account and records containing details of the

items of cost applicable to the construction of each unit at the

Station shall be kept under the supervision of the Director and shall be open to examination at any time by any Company or its representatives. The Director shall cause the Companies to be furnished with counterparts of such books of account and records as they may request.

3. Operation and Maintenance.

        The Station will be operated and maintained by one of

the Companies (hereinafter referred to as the "Operating

Company") under the supervision of the Vice President, System

Power Supply, of Allegheny Power Service Corporation. Until

otherwise agreed by all the Companies, Monongahela shall be the

Operating Company. The Operating Company shall not be liable to the other Companies for loss, damage, or injury arising out of such operating or maintenance unless caused by its gross

negligence or willful misconduct. The Operating Company shall keep or cause to be kept books of account and records containing details of the items of cost applicable to the operation and maintenance of the Station. Such books of account and records shall be open to examination at any time by any Company or its representatives. The Operating Company shall furnish the

Companies with copies of such books of account and records as they may request.

4. Renewals , Replacements Additions, and Retirements.

        Renewals and replacements necessary for the operation of

the Station shall be made as required in accordance with good utility operating practice

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Other renewals and replacements of, and any additions to, the

Station may be made only upon agreement of all the Companies.

Retirements, sales, and other dispositions of property shall be effected only in a manner consistent with the Companies' mortgage indentures, if any. Renewals, replacements, additions and

retirements (and related dispositions and sales) shall be

effected by the Operating Company under the supervision of the

Director.

5. Title to Property.

        Title to all property acquired or constructed in

connection with the Station (including, without limitation,

property acquired for use or consumption in connection with its construction, operation, or maintenance) shall be in the

Companies as tenants in common in proportion to their Ownership

Shares. Construction, acquisitions. and purchases shall be made in such manner that title shall vest in accordance with the

foregoing; except that any land required for the Station in

addition to that described in the Deed my be acquired by

Monongahela and, in such event, Monongahela shall convey to

Potomac and West Penn undivided interests therein of 25% and 50%

respectively, upon receipt from them of those percentages of the price it paid for said land.

6. Power and Energy.

         Subject to Section 9, each Company shall at all times

have full ownership of and available to it at the Station a

portion of the generating capability of the Station, and the energy associated therewith, corresponding to its Ownership

Share. Each Company shall cause the Operating Company to be kept informed as to the amount of power it requires be generated for it at the Station.

         Subject to its capability and to necessary or

unavoidable outages, the Station shall be operated so as to

produce continually an electrical energy output equal to the sum of the power requirements of the Companies therefrom.

7. Expenditures

     All expenditures in respect of the Station shall be

accounted for in accordance with the Uniform. System of Accounts prescribed by the Federal

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Power Commission for Public Utilities and Licenses (Class A and B

Electric Utilities) in effect on the date of this Agreement.

        All expenditures (other than fuel) for the construction,

operation, and maintenance of the Station (including, without limitation, all expenditures for administration, labor, payroll taxes, employee benefits, research and development, materials,

supplies and services) and all expenditures for renewals,

replacements, additions, and retirements in respect of the

Station shall be shared by the Companies in proportion to their

Ownership Shares. All expenditures in respect of the Station properly chargeable to Account 501 (Fuel) of such Uniform System of Accounts for any period shall be shared by the Companies pro rata according to the total kilowatt-hours of electrical energy they take from the Station during such period.

        Interest charges on borrowed funds, income taxes, and

property, business and occupation and like taxes imposed upon each Company shall be borne entirely by such Company; and such items, as well as depreciation, amortization and interest charged during construction, shall not be deemed expenditures for

purposes of this Section.

8. Joint Account.

        The Companies shall maintain one or. more joint accounts

(collectively, the "Joint Account") in a bank or banks agreed upon by them. All expenditures referred to in the second

paragraph of Section 7  hereof shall be paid out of the Joint

Account.

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        From time to time the Director or the Operating Company

through the Vice President, System Power Supply, of Allegheny

Power Service Corporation may request the Companies to advance to the Joint Account such amount as is then needed for cash working capital. Within ten days thereafter the Companies pro rata

according to their respective Ownership Shares, shall deposit in such Joint Account the amount specified in such request.

        As promptly as practicable after the end of each month,

the Director shall send, and the Operating Company shall cause the aforesaid Vice President

to send, to each of the Companies a statement in reasonable

detail of all expenditures hereunder for such month and the

amount of each Company's share thereof. Within ten days after its receipt of such statement, each Company shall deposit its share in the Joint Account.

        The Director or Operating Company shall cause to be

drawn against the Joint Account, and to be delivered, checks or drafts in the names of the Companies in payment of expenditures.

Funds shall be disbursed from the Joint Account in accordance with sound accounting and disbursement procedures. All persons authorized to handle or disburse funds from the Joint Account shall be bonded in favor of Monongahela, Potomac, and West Penn,

as their respective interests may appear, for not less than

$500,000.

9. Default.

        During any period that a Company is in default in whole

or in part in making a deposit in the Joint Account required under this Agreement, (a) such Company shall be entitled to no energy from the Station (but it shall be obligated to pay any damages to the non-defaulting Companies resulting from such

default) and (b) the non-defaulting Companies shall be entitled to all of the energy from the Station in proportion to their

Ownership Shares.  No such default shall affect any Company's ownership interest, or any Company's obligations under Sections 7 and 8.

10. Arbitration.

        Any controversy relating to this Agreement or the Deed

shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and judgment upon an award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

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11. Term of Agreement

        This Agreement shall continue in full force and effect

for a period of 45 years from the date hereof and for such longer period as the Companies shall by mutual agreement continue to operate any of the units at the Station. Termination of this

Agreement shall not terminate the  provisions of Section 10.

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12. Successors and Assigns.

        This Agreement shall inure to the benefit of and bind

the successors and assigns of the parties hereto, but it may be assigned in whole or in part only in connection with transfer to the assign of the assignor's corresponding ownership interest in the Station.


        IN WITNESS WHEREOF, each of the parties has caused this

        Agreement

to be duly executed.


                                MONONGAHELA POWER COMPANY


                                By
                                 __________/s/__________________
                                        President

                                THE POTOMAC EDISON COMPANY

                                By
                                ____________/s/_________________
                                         President

                                WEST PENN POWER COMPANY

                                By
                                _____________/s/________________
                                          President